EXHIBIT 4.3

AGREEMENT

        This Agreement (the “Agreement”) is dated as of January 10, 2007, between Optibase Ltd., an Israeli company (the “Company”), and Koor Corporate Venture Capital, an Israeli registered general partnership (“KCVC”) and Koor Industries Ltd., an Israeli company (“Koor Industries”). KCVC and Koor Industries will collectively be hereinafter referred to as “Koor”.

        WHEREAS, KCVC holds 2,960,223 ordinary shares NIS 1.4 par value each of Scopus Video Networks Ltd. (“Scopus”) represented by a share certificate issued by Scopus on December 16, 2005 (the “Certificated Shares”) and Koor Industries holds 75,000 ordinary shares NIS 1.4 par value each of Scopus in an account managed by a broker (the “Broker Shares”);

        WHEREAS, Koor desires to transfer all the 3,035,223 ordinary shares NIS 1.4 par value each it holds in Scopus (the “Scopus Shares”) to the Company;

        WHEREAS, the Company desires to acquire the Scopus Shares from Koor; and

        WHEREAS, the Company desires to pay US$ 15,934,920 (the “Cash Consideration”) to Koor in consideration for the Company’s acquisition of the Scopus Shares.

        NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Company and Koor agree as follows:

ARTICLE 1.
CLOSING

        1.1.    Closing. Subject to the terms and conditions set forth in this Agreement, at the closing of the transactions (“Closing”), (i) Koor shall transfer to the Company and the Company shall acquire the Scopus Shares from Koor; and (ii) the Company shall pay to Koor the Cash Consideration. The Closing shall take place at the offices of Gross, Kleinhendler, Halevy, Greenberg & Co., One Azrieli Center, Tel Aviv, 67021 on the date hereof or at such other time as the parties may agree.

        1.2.    Closing Deliveries. At the Closing, the following events and transactions shall occur, which events and transactions shall be deemed to take place simultaneously and no event or transaction shall be deemed to have been completed or any document delivered until all such events and transactions have been completed and all required documents delivered: (i) the Company shall wire transfer the Cash Consideration to Koor via a bank account of Koor provided to it in advance; (ii) KCVC shall deliver to the Company a share certificate registered in the name of the Company and representing the Certificated Shares (the “Share Certificate”); (iii) Koor Industries shall wire the Broker Shares via a broker account of the Company provided to Koor Industries in advance; and (iv) each of the parties hereto shall have delivered a signed Form of Assignment in the form attached hereto as Annex I pursuant to which the Company agrees to be bound by the terms of that certain Registration Rights Agreement dated August 4, 2003 by and between Scopus and the individuals and entities identified in Schedule 1 attached thereto and Koor assigns its registration rights under such agreement to the Company.

ARTICLE 2.
REPRESENTATIONS AND WARRANTIES

        2.1.    Representations and Warranties of the Company. The Company hereby makes the following representations and warranties to Koor:

(a) Authorization; Enforcement. The execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary actions on the part of the Company and no further action is required by the Company in connection therewith. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

(b) Legend and Restrictions. The Company acknowledges that the Share Certificate will bear the following legend:

“The shares represented by this certificate are owned by a person or persons who may be considered an affiliate for purposes of rule 144 under the Securities Act of 1933 (the “Act”). No transfer of these shares or any interest therein may be made unless the issuer has received an opinion of counsel satisfactory to it that the shares may be sold pursuant to rule 144 or other exemption that may be available under the act.”

The Company acknowledges that it understands the full meaning of the aforesaid legend.

(c) No Consents. No approval, consent, waiver of any governmental authority or any other third party is necessary for the execution of this Agreement and the consummation by the Company of the transaction contemplated hereby.

(d) Sufficiency of Representations and Warranties. Except for the representations and warranties expressly included in Section 2.2 below, the Company is purchasing the Scopus Shares AS IS, without reliance on any other representations and/or warranties made by Koor or anyone on its behalf.

(e) Sophistication of the Company; Financial Resources. The Company has the requisite knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of an investment, and of investing, in Scopus as contemplated by this Agreement. The Company at the execution of this Agreement has sufficient financial resources to consummate this Agreement and the transaction contemplated hereby.

(f) Finders’ Fees. The Company has not employed or made any agreement with any broker, finder or similar agent or any person or firm, which will result in the obligation of Koor to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the transactions hereunder.

        2.2.    Representations and Warranties of Koor. Koor hereby represents and warrants to the Company as follows:

(a) Authorization; Enforcement. The execution and delivery of this Agreement by Koor and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary actions on the part of Koor and no further action is required by Koor in connection therewith. This Agreement has been duly executed and delivered by Koor and constitutes the valid and binding obligation of Koor enforceable against Koor in accordance with its terms.

(b) Current Holdings in the Company and Scopus. Koor currently holds 3,035,223 ordinary shares NIS 1.4 par value each of Scopus (2,960,223 ordinary shares held by KCVC and 75,000 ordinary shares held by Koor Industries).

(c) Ownership of the Scopus Shares. Koor is, and at the Closing will be, the sole record and beneficial owner of the Scopus Shares, free and clear of any claim, lien, security interest, right of first refusal, any similar right to participate in the transactions contemplated by this Agreement or with regard to the Scopus Shares or any other encumbrance or restriction whatsoever (collectively, “Liens”), except pursuant to United States securities laws and regulations including as set forth in Section 2.1(b) above. At the Closing, Koor will transfer and deliver to the Company the Scopus Shares, free and clear of any and all Liens. The transfer by Koor of the Scopus Shares under this Agreement will not conflict with or require the consent of a third party under any agreement or other understanding to which Koor is a party.

(d) No Conflicts. The execution and delivery of this Agreement, the transfer of the Scopus Shares to the Company and the consummation by Koor of the transactions contemplated hereby do not and will not (i) conflict with or violate any provision of the memorandum or articles of association, bylaws or other organizational or charter documents of Koor, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement or other understanding to which Koor is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which Koor is subject (including securities laws and regulations), in each case insofar as such conflict, violation, default, right or restriction would hinder or impair the ability of Koor to consummate the transactions contemplated hereby.

(e) Registration Status of the Scopus Shares. The Scopus Shares have not been registered under the U.S. Securities Act of 1933, as amended.

ARTICLE 3.
MISCELLANEOUS

        3.1.    Fees and Expenses. Each party shall pay the fees and expenses that it incurs incident to the negotiation, preparation, execution, delivery and performance of this Agreement.

        3.2.    Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, discussions and representations, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

        3.3.    Amendments; Waivers No provision of this Agreement may be waived or amended except in a written instrument signed by the Company and Koor. No waiver of any default with respect to this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

        3.4.    Successors and Assigns; Counterparts. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. Neither party may assign this Agreement or any rights or obligations hereunder without the prior written consent of the other party. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart.

        3.5.    Governing Law. This Agreement, its performance and interpretation shall be governed by the substantive law of the State of Israel, exclusive of its choice of law rules. The competent courts and tribunals situated in Tel Aviv, Israel shall have sole and exclusive jurisdiction in any dispute or controversy arising out of or relating to this Agreement.

        3.6.    No Third Party Beneficiaries. This Agreement is made solely for the benefit of the parties, and no third party shall have any right hereunder or be deemed a beneficiary hereof.

        3.7.    Press Releases. The parties hereto agree to cooperate in the publication of this Agreement and the transactions contemplated hereby, and shall not issue any press release or other publication in respect thereof, without the prior consent of the other party hereto, which consent shall not be unreasonably withheld.

        3.8.    Survival. The representations and warranties contained herein shall survive the Closing and the delivery of the Scopus Shares.

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        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

OPTIBASE LTD. /s/ Danny Lustiger —————————————— Name: Danny Lustiger Title: Chief Financial Officer

/s/ David Sackstein —————————————— Name: David Sackstein Title: Vice President research & development & Chief Technical Officer

KOOR INDUSTRIES LTD. /s/ Raanan Cohen —————————————— Name: Raanan Cohen Title: Chief Executive Officer

/s/ Shlomo Heller —————————————— Name: Shlomo Heller Title: General Counsel

KOOR CORPORATE VENTURE CAPITAL /s/ Shlomo Heller —————————————— Name: Shlomo Heller authorized signatory

Annex I

Form of Assignment

ASSIGNMENT OF REGISTRATION RIGHTS

        Reference is hereby made to that certain Registration Rights Agreement dated August 4, 2003 by and between Scopus Network Technologies Ltd. and the individuals and entities identified in Schedule 1 attached thereto (the “Registration Rights Agreement”).

        Each of Koor Industries Ltd. and Koor Corporate Venture Captial hereby assigns to Optibase Ltd. ("Optibase") its registration rights under the Registration Rights Agreement.

        Optibase hereby agrees to be bound as a Holder (as such term defined in the Registration Rights Agreement) by the terms of that certain Registration Rights Agreement, as the same has been or may be amended from time to time.

KOOR INDUSTRIES LTD. /s/ Raanan Cohen —————————————— Name: Raanan Cohen Title: Chief Executive Officer

/s/ Shlomo Heller —————————————— Name: Shlomo Heller Title: General Counsel

KOOR CORPORATE VENTURE CAPITAL /s/ Shlomo Heller —————————————— Name: Shlomo Heller authorized signatory

OPTIBASE LTD. /s/ Danny Lustiger —————————————— Name: Danny Lustiger Title: Chief Financial Officer

/s/ David Sackstein —————————————— Name: David Sackstein Title: Vice President research & development & Chief Technical Officer